CONSENT OF MOORE, STEPHENS & LOVELACE, P.A.,
INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus of Leapfrog Smart Products, Inc. that is made a part of the Registration Statement (Form SB-1) of Leapfrog Smart Products, Inc. for the registration of approximately 2,909,625 shares of its common stock and to the incorporation by reference therein of our report dated December 31, 1999, with respect to the financial statements and schedules of Leapfrog Smart Products, Inc., as amended, filed with the Securities and Exchange Commission.

/s/ Moore, Stephens & Lovelace, P.A.
Winter Park, Florida
May 11, 2000